UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 22, 2012 (May 18, 2012)

Duff & Phelps Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33693	20-8893559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 East 52nd Street, 31st Floor, New York, New York	10055
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 871-2000

N/A
(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On May 18, 2012, Duff & Phelps Corporation (the “Company”) entered into an amended and restated letter agreement (the “Amended Letter Agreement”) with Patrick M. Puzzuoli, the Company's Executive Vice President and Chief Financial Officer, with respect to certain terms and conditions applying to his employment. The Amended Letter Agreement amends and restates the letter agreement, dated March 7, 2011 (the “Prior Letter Agreement”), between the Company and Mr. Puzzuoli and contains amendments to certain terms of Mr. Puzzuoli's employment that were previously reflected in the Prior Letter Agreement. The description of the Prior Letter Agreement contained in the Company's Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 5, 2012, under the caption “Executive Compensation–Employment Agreements with Certain Executive Officers–Letter Agreement with Mr. Puzzuoli Governing Severance Compensation” is incorporated by reference into this Item 5.02.

The Amended Letter Agreement provides that in the event Mr. Puzzuoli is terminated without “Cause” or for “Good Reason” (each as defined in the Amended Letter Agreement), and Mr. Puzzuoli signs a general release reasonably satisfactory to the Company, Mr. Puzzuoli's severance compensation will include (a) payment of an amount equal to any accrued but unpaid salary as payable through such date of termination, plus (b) an amount equal to his annual base salary as of the effective date of such termination, plus (c) an amount equal to the greater of (X) his most recent annual bonus or (Y) the target bonus amount, plus (d) an amount equal to a pro rata portion of the annual bonus up to the date of termination (to the extent otherwise earned), and (e) full and immediate vesting of any unvested equity or equity-based awards (including stock options) then held my him, and (f) should he elect continuation of the medical and dental benefits under COBRA, payment of his costs for such coverage for a period of up to one year following the date of termination and (g) any other benefits required to be paid or provided, or which he is entitled to receive, as of the date of termination, as provided for any plan, program, policy, contract or agreement of the Company or any subsidiaries, including any severance plan or policy which is then applicable to him.

In the event of a termination of Mr. Puzzuoli's employment within 18 months of a Change in Control (as defined in the Amended Letter Agreement) of the Company, and Mr. Puzzuoli signs a general release reasonably satisfactory to the Company (unless such termination is for Cause, by reason of death or disability, or by him without Good Reason), in lieu of any severance benefit otherwise payable to him, his severance compensation includes (a) payment of an amount equal to any accrued and unpaid base salary as of the date of termination, plus (b) payment of an amount equal to two (2) times the sum of (i) his annual base salary as of the date of termination, and (ii) the most recent annual bonus earned by him or, if higher, the target bonus as of the date of termination, plus (c) full and immediate vesting of any equity or equity-based awards (including stock options) then held by him, plus (d) coverage of benefits continuation costs as specified in clauses (f) and (g) of the preceding paragraph.

If Mr. Puzzuoli's employment is terminated by the Company for Cause, or by him without Good Reason, he would be entitled to receive any base salary earned but unpaid through the date of termination. In the event of a termination of Mr. Puzzuoli's employment by reason of death or Disability (as defined in the Amended Letter Agreement), he would be entitled to receive (i) any base salary earned but unpaid through the date of termination, plus (ii) a pro rata share of any annual bonus to which he may be entitled until the date of such termination, plus (iii) acceleration of vesting of the awards of restricted stock then held by him.

Pursuant to the Amended Letter Agreement, Mr. Puzzuoli is required, whether during or after employment with the Company, to protect and use confidential information in accordance with the restrictions placed on its use and disclosure. Additionally, he is subject to customary intellectual property covenants with respect to works created, implemented or developed by them that are relevant to or implicated by employment with us. Further, during the term of employment and during the one-year period immediately after employment is terminated, he will not, directly or indirectly engage or have any financial interest in any business within a 50-mile radius of any metropolitan area in which the Company conducted significant business during the 12-month period immediately preceding his termination of employment (i) that competes with any business actively conducted in such area by the Company and (ii) that is of the type of business activity in which he was engaged on the Company's behalf. In addition, during the period in which is employed and during the two-year period immediately after his employment is terminated, he is prohibited from soliciting Company employees for hire and from soliciting business from Company clients.

The description of the Amended Letter Agreement contained in this report is qualified in its entirety by reference to the complete text of the Amended Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Letter Agreement, dated May 18, 2012, between the Company and Patrick M. Puzzuoli.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUFF & PHELPS CORPORATION

/s/ Edward S. Forman
Edward S. Forman
Executive Vice President, General Counsel & Secretary

Dated: May 22, 2012

DUFF & PHELPS CORPORATION
CURRENT REPORT ON FORM 8-K
Report dated May 22, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Letter Agreement, dated May 18, 2012, between the Company and Patrick M. Puzzuoli.